Exhibit 99.1

FINAL TRANSCRIPT

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Conference Call Transcript

TDW - Q2 2009 Tidewater Earnings Conference Call

Event Date/Time: Oct. 27. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman, President, CEO

Quinn Fanning

Tidewater - CFO

Steve Dick

Tidewater - EVP

CONFERENCE CALL PARTICIPANTS

Jim Crandell

Barkleys’ Capital - Analyst

Judson Bailey

Jefferies & Co. - Analyst

Pierre Conner

Capital One - Analyst

Richard Sanchez

IDS Petro Capital - Analyst

Dan Boyd

Goldman Sachs - Analyst

Daniel Burke

Johnson Rice - Analyst

Aaron Gearum

Credit Suisse - Analyst

David Griffiths

Copia Capital - Analyst

Mike Clark

Analyst

PRESENTATION

Operator

Good morning, my name is Janice and I will be your conference operator today. At this time I would like to welcome everyone to the fiscal 2009 second quarter earnings conference call. (OPERATOR INSTRUCTIONS)

At this time I would like to turn the call over to Dean Taylor, Chairman, President and CEO of Tidewater. Please go ahead.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Janice. Good morning everyone and welcome to Tidewater’s fiscal 2009 second quarter earnings conference call. For the period ending September 30, 2008. I’m Dean Taylor as has already been stated and I’m Tidewater’s Chairman, president and CEO and I’ll be hosting the call this morning. With me today are [Quinn Fanning] Executive Vice President and Chief Financial Officer, Joe Bennett, Executive Vice President and Chief Investor Relations Officer, and Steve Dick, EVP in charge of strategic relationships, shipyard operations, (inaudible) acquisitions and dispositions. We’ll follow our traditional format this morning.

I’ll start with some comments about our earnings results released earlier today and our assessment of the current business environment. We want investors and shareholders to understand how we are approaching today’s business environment in light of the current credit market turmoil. And how Tidewater is position to do work within it. I believe this background is important as you assess our recent results and consider our prospects for the future. Following my initial remarks I’ll turn the call over to Quinn for a detailed review of the quarters financial results as well as an update on our new build and vessel replacement program. I’ll then return with a discussion of our view of our markets and how our strategy will deal with the current environment. We will then open the call for your questions. At this time I’ll ask Quinn to read our Safe Harbor Statement and then we can get started.

Quinn Fanning - Tidewater - CFO

During today’s conference call Dean, I and other members of Tidewater management may make certain statements which are not statements of historical fact and thus they constitute forward-looking statements. I know that you understand that there are risks, uncertainties and other factors that may cause the company’s actual future performance to be materially different from that stated or implied by any comment that we make during today’s conference call. For a more detailed review of risk factors I would ask that you refer to Tidewater’s most recent filing on Form 10(K).

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Quinn. Earlier this morning we reported second quarter earnings of $1.85 per fully diluted share, up $0.29 from a year ago. Earnings were $0.21 higher than in the June quarter. This quarters results were $0.02 better than the latest first call consensus earnings estimate. Our financial results reflected another quarter of solid operational performance led by our deep water vessels that achieved both higher utilization and day rates, compared to the June quarter. Equally important in the September quarter our fleet of international towing supply vessels had an increase in average day rates of more than $700 reflecting the underlying strength of the international market. Quinn will give you the details.

An equally important measure for Tidewater is our safety performance. As we speak our TRIR is 0.18 per 200,000 man hours worked, which is. consistent with our historical safety performance record and our goal to be the safest company operating offshore. I’d would be remiss if I did not point out that during the September quarter virtually all of Tidewater’s domestic onshore facilities were affected by two significant hurricanes, Gustav and Ike. Fortunately all of our people and our assets came through these storms without injury and with no significant damage. While many of our employees and their families suffered from loss of electricity and damage to their homes, the operational and financial impact on Tidewater was minimal. I commend the efforts of our domestic staff and crews in fulfilling our responsibilities to our customers while dealing with their personal issues related to these storms. Turning to the present it would be an understatement to say that we are operating in a virtually unprecedented business environment.

We started the quarter with the world’s financial system more visibly stressed than in prior quarters as financial institutions continue to deal with the twin challenges of deteriorating asset quality and the unwinding of excessive levels of financial leverage. From the perspective of the energy industry oil prices were $140 per barrel. And the consensus views seem to be that global economic activity would continue to grow at least modestly. At the time even the downside case called only for subtrend line growth worldwide and a short and shallow recession the United States and Europe. Little did we know or expect that a number of well known financial institutions would disappear and the worldwide credit market would seize up almost over night. Or that global oil prices would collapse by more than $40 during the quarter. In a span of just over 90 days we went from record oil price of $145 a barrel to a fourteen-month low of less than $65 per barrel.

We applaud the efforts of the world’s leading financial ministers to address the turmoil in the credit and financial markets that otherwise appear to be bringing economic activity to a halt. We need; however, to knowledge that the fallout from this turmoil will take a toll in global economic activity which is reflected already in lower commodity prices. We are cognizant that lower oil and gas prices will impact the cash flows of our customers and we are prepared for the possibility of reductions in future oil fuel spending. Just how much of an impact we cannot estimate at the present time. As this economic uncertainty is coming at a critical time for our business, the point in the year when most of our clients are concluding they are capital spending budgets for next year, our visibility beyond the near term is limited. Although it is our feeling that activity in the international markets will not be impacted as much or as soon as domestic activity and that domestic offshore activity may be buoyed in the intermediate term by hurricane related repair work.

As I noted at the front end of my remarks we have yet to see a reversal of the recent positive trends in activity levels and vessel pricing in our business and our long-term outlook remains rather positive. After a period of retrenchment we would like to believe that the developed economies will again experience moderate growth and the developing economies will experience better than moderate growth as well. The reality of the supply side of the equation remains shrinkage surplus production capacity and increased service intensity of each barrel or MCF produced. We also believe that offshore exploration and development will grow at a faster pace than onshore exploration and development. Nevertheless in light of the near term economic and industry uncertainty I’d like to review two strategic initiatives we discussed in last quarter’s conference call. First we addressed creating value for our shareholders. Under that initiative we announced a two-thirds increase in our quarterly dividend to $0.25 per quarter, up from $0.15. We paid this quarterly dividend twice now and intend to continue to pay it going forward.

At the same time we announced that our board had authorized a $200 million share repurchase program. Second, we indicated that our board was supporting management in its goal to significantly expand the amount of funds we were prepared to commit annually for upgrading and expanding our fleet. In light of current financial market conditions and consistent with our longstanding operational philosophy, Tidewater’s foremost priority at the moment is to maintain maximum financial flexibility to deal with the uncertainty of today’s credit market conditions. Accordingly we did not purchase any shares in the quarter and today our $200 million authorization remains unutilized. In the quarter just completed we did not add to our backlog of new vessel commitments. As part of our ongoing fleet renewal program. This; however, was more a matter of timing than a change in approach.

We continue to actively monitor vessel and fleet acquisition opportunities and are prepared to make whatever adjustments to our fleet renewal program that we deem prudent. You can expect Tidewater to be judicious in the use and commitment of its capital. Our strong financial position has stood us in good stead in past times of financial turbulence and we fully expect it to do so in this period as well. Let me now turn the call over to Quinn to detail the recent results.

Quinn Fanning - Tidewater - CFO

Thank you, Dean. And again good morning everyone. First I will call your attention to our earnings press release which we put out this morning prior to markets opening. Before I move on to a financial recap of the fiscal second quarter, I also note that our 10(Q) should be available through the Edgar filing service no later than midday today. Turning to quarterly results as of and for the period ended September 30, I will follow the practice of my predecessor, Keith Lousteau, in reviewing in summary fashion only the financial results for both the quarter and on a year to date basis. Rather than drag you through the press release on a line by line basis I will try to focus on what is driving results in terms of fleet profile, geography, rates and utilization, cost trends and otherwise. Obviously we will continue to provide you with our best assessment of Tidewater’s financial profile, it’s capital commitments, available liquidity and to the extent possible, key financial targets.

In regards to guidance, we expect to continue our historical practice of providing operating cost and vessel level cash operating margin guidance as well as our current expectation for corporate G&A and Tidewater’s effective tax rate. It is also our intention to try and file our quarterly 10(Q) on the same day as we press release our quarterly numbers and have these earnings conference calls. As we did this morning, we’ll continue to include the various schedules that were added to our earnings press release a couple of quarters ago so that the investment community will have an opportunity to see a good bit of our detailed financial and operational results prior to this conference call. As always, Joe Bennett and I are available to discuss ways that you believe Tidewater can enhance or improve our communications with the research analyst community and with investors. And I think that’s it for housekeeping matters. Okay, somewhat repeating Dean’s introduction, we reported dilute earnings per common share of $1.85 for the second quarter of fiscal 2009 which as you know ended on September 30, 2008, versus diluted earnings per common share of $1.64 for first quarter of fiscal 2009 which ended on June 30, 2008, and diluted earnings per common share of $1.56 for the second quarter of fiscal 2008, which ended on September 30, 2007. That’s an increase of 12.8% and 18.6% respectively.

As you know, gains on vessel dispositions have historically resulted in some volatility in our earnings on a sequential basis. If; however, one adjustments actual gains for amounts in excess of or below the average quarterly gain on asset sales that Tidewater has experienced over the last eight quarters of about $4.9 million and also assume a 35% tax rate on those average gains, diluted earnings per common share would have been $1.84 for the quarter just completed as compared to $1.57 for 1-Q., 2009, and $1.59 for 2-Q 2008. Implying quarter over quarter and year over year improvement of about 17% and 16% respectively. For the six months ended September 30, 2008, diluted earning per common share were $3.49 as compared to $3.11 for the six months ended September 30, 2007, a year over year increase of about 12%. Excluding actual gains in excess of or below the average gain on vessel dispositions as was just discussed, diluted earnings for common share for the six months ended September 30, 2008 and 2007, was $3.41, and $3.12 respectively or a year over year increase of about 9%.

The quarter just completed was characterized by a steady progression of rate for both our deep water vessels and for our fleet of towing supply and supply vessels. Steady and very good utilization really across the Tidewater fleet. Some progress in terms of our very serious efforts to better manage and forecast operating costs but I will say we are not yet where we want to be and quite frankly, where would we need to be. And finally, some moderation relative to the June quarter in proceeds from and gains on vessel dispositions. I also note that we have revised our estimate for Tidewater’s effective tax rate for the year from 17%,-- excuse me-- from the 17% rate that we had used in the fiscal first quarter, back to an effective tax rate of about 18%. Excuse me, It is 18%, not about 18%. In any event this modest upward revision reflects both the higher estimate of our effective tax rate internationally and an increase in foreign tax accruals. What the change in tax rate does not reflect; however, is any reversal in the recent trend at Tidewater of its international operations growing at a rate that is faster than the U.S. operations In fact, the contrary was true in the past quarter as we mobilized three vessels out of the U.S. Gulf of Mexico to international markets.

In addition we accepted delivery of two new vessels in the quarter, both of which have begun multi year contracts international markets. I underscore this point as we very much like the diversity and operating flexibility that is provided by our global footprint which results in good balance in terms of oil and natural gas exposure and we think a better mix of term contract opportunities and spot work. Looking at some specifics, vessel revenues for the quarter increased to $345 million. This represented a 5% increase over 1-Q. fiscal 2009 and nearly a 16% increase over 2-Q. fiscal 2008. Domestic vessel revenues were flat quarter over quarter and off about 7% year over year. This trend largely reflects the previously mentioned mobilization international markets as activity and day rate trends are generally positive in the U.S. Gulf of Mexico, in part due to the step up in hurricane related work that was referenced in Dean’s remarks. In terms of rate trends our deep water and towing supply and supply equipment showed quarter over quarter day rate improvements of $719 a day, and an extraordinary $1,234 a day improvement respectively; implying a quarter over quarter improvement of about 3% for deep water and nearly 11% for towing supply and supply.

Current average day rates for the domestic fleet are in the ranges of 23 to $26,000 a day for deep water equipment, 13 to $14,000 per day for towing supply and supply vessels (that’s up nicely from what we had averaged in the September quarter), and in the mid to high $5,000 range per day for crew and utility boats. Turning to our international operations, vessel revenues were up about 6% quarter over quarter and up nearly 20% year over year. International average vessel count was down a net six vessels quarter over quarter largely reflecting the three vessels moved from the Gulf of Mexico and the disposition of eight international vessels during the quarter -- excuse me -- during the course of the September quarter. Day rate progression international has been very solid year to date with quarter over quarter improvements in deep water, towing supply and supply and crew and utility vessels of $2,103 a day, $715 a day, and $219 a day respectively, implying quarter over quarter improvements of 8.5%, about 6%, and about 4% respectively. Current average day rates for the international deep water vessels are pretty consistent with the September quarterly averages but I note that we have seen continued increases in our core international towing supply and supply class with current average day rates up about $250 relative to the September quarterly average.

For your reference, average day rates for the quarter just completed were $26,831 a day for deep water vessels, $12,375 a day for towing supply and supply vessels, and 5,185 -- excuse me -- $5,184 for crew and utility boats. Separate and apart from vessel revenues, are our “other marine revenue”, which totaled $2.2 million for the quarter, down from the prior quarters $11.7 million, and a year ago quarter of $21.7 million. As I’m sure you all know, other marine is primarily the outside work done at Quality Shipyard which tends to be rather lumpy in terms of revenue recognition. The yard is reasonably active but revenue and cost related to vessels built for third-parties are recognized only when a vessel is delivered. Turning to operating costs, which admittedly has been our greatest challenge in recent quarters, we reported total vessel operating cost of the quarter of about $175 million versus vessel operating cost of about $177 million in the June quarter. As noted in my introductory comments at face value this represents progress relative to the last quarters results.

The story beneath the surface; however, is a bit more complicated and we missed our proximate quarter cost guidance of 166 to $170 million which admittedly was just provided to you at the beginning of August. For a fair comparison last quarter first I remind you of two items totaling about $5.5 million that were flagged as unusual in the first fiscal quarter. Number one, we had a government mandated retroactive salary increase in one of the foreign jurisdictions in which we operate. This cost was about $2.5 million which was essentially rebilled to the customer. So while this item had the effect of inflating operating expenses and depressing operating margins there was no bottom line earnings impact. Number two, as you may recall in the June quarter we also had $3 million of one off costs to get two boats out of the Caspian. So comparing costs of $175 million in the second quarter to adjusted first quarter operating costs of about $172 million you will see that we are up quarter over quarter by about $3 million.

Peeling the onion back a bit on the September quarters OpEx of $175 million, there are two items that I would like to highlight as noteworthy though at this point I hesitate to call these items “unusual”. Number one, we had four vessels that were delivered either late in the June quarter or over the course of the September quarter. All of these vessels are under multiyear contracts and at day rates that we consider to be very attractive relative to our investment. That said, new vessels are generally moderate contributors to bottomline in the first quarter following delivery and in our case were probably not adequately factored in to our August cost guidance. For these vessels incremental OpEx for the quarter was nearly $3 million, spread essentially across all cost categories excluding R&M. Number two, repair and maintenance expense. Though R&M. was down in 2-Q. from the peak levels of 1-Q by about $3.1 million, the quarter over quarter improvement was off from both our internal estimates and the $6.5 to $7 million quarter over quarter improvement that we guided you toward in August. Number three, related R&M expenses but obviously not an OpEx item is our days off hire and the associated loss revenue due to dry docks.

For the quarters just ended aggregate days off hire was about 2400 days, which is comparable to first quarter total but approximately 800 days more than we had originally anticipated. We estimate loss revenue of approximately $25 million in the quarter due to dry docking days versus $29 million in loss revenue in the first quarter. To be clear we will continue to have vessel deliveries in the coming quarters as part of our ongoing fleet renewal program and we recognize that with fleet additions we’ll incur incremental operating costs beginning the first day of the yard even if we do not generate sufficient revenue to realize the plus or minus 50% cash operating margins out of the gate. As you know that is a minimum target for us. In regards to R&M we clearly have more work to do on reducing both dry dock costs and our days off hire.

We also recognize that the investment community will ultimately evaluate our team on the basis what have we do rather than what we say. So I can only assure you that if you visit us in New Orleans or Houston you will find us working diligently on this matter. That said, we believe that we are making progress at least in regards to performance measurement and forecasting. As a result, we believe that our ability to manage costs and the quality of our guidance has and will continue to improve over time. And based on what we are seeing today, we also believe that the trends are moving in the right direction. Like operating costs in the second quarter, we made some progress with respect to cash or vessel level operating margins. Negative variances in the operating cost line were somewhat offset by positive variances in revenue including mob fees on new vessel deliveries. In particular, for the second fiscal quarter we reported a cash operating margin of 49.1% versus 46.2% in the first fiscal quarter.

Again we are moving in the right direction but at a pace that is slower than what we would prefer. On a go forward basis we expect operating cost for the third and fourth quarters of FY 2009 to be in the 172 to $178 million range, or a mid point estimate of $175 million in vessel operating costs. In general terms our cost guidance is based on the assumption of upward trends in operating costs associated with new vessel deliveries and some moderation in R&M costs, primarily related to reasonable visibility on a reduced number of scheduled dry dockings in the second half of the fiscal year. With the expected lower level of dry dockings in the second half of this fiscal year, we also expect that the negative impact that days off hires have had on the revenue line will also be reduced. In regards to cash operating margins, our guidance remains an expectation for steady improvement over the next couple of quarters. In particular, our guidance range for vessel level cash operating margins in the fiscal third and fiscal fourth quarters is 50 to 52%, and 51 to 53% respectively. Again for the proximate quarter that would be 50 to 52%, and on the following quarter that would be 51 to 53%.

As I’m sure the audience knows this number excludes G&A, depreciation expense and gains or losses on sales of assets. The final comment that I would make in regards to the P&L is that at +$35 million our general and administrative expenses in the June and September quarter are a bit higher than our go forward expectation due to some non-recurring items including costs associated with my predecessor’s retirement. For modeling purposes a reasonable quarterly run rate is probably about $1 million lower than recent results. Turning to the balance sheet, Tidewater continues to maintain a very conservative financial profile both in regards to leverage and liquidity. In the present market environment we believe that this is a real competitive advantage. Total debt was $300 million at September 30, and cash at 9/30, was about $145 million. As a result net debt was a bit over $150 million and net debt to net book capital is less than 10%. Debt to trailing EBITDA was about 0.5x.

We continue to maintain a $300 million revolving credit facility, the entire amount of which was available at 9/30 for future financing needs. So based on our cash position and unused revolver capacity, total available liquidity was about $450 million at September 30, 2008. Against this liquidity which we obviously expect to be supplemented with substantial operating cash flow, is our backlog of new construction which as of September 30 was spread across 57 vessels with an aggregate cost of about $1.2 billion. $378 million of this amount has been funded at 9/30. The remaining payments on committed construction is about $778 million as of 9/30, of which $214 million is expected to be made during the remainder of fiscal 2009. $276 million is expected to be made in fiscal 2010 and the balance would be made in fiscal 2011 and beyond. Over the balance of fiscal 2009, we expect to take delivery of 15 vessels including eight anchor handlers, five PSVs and two crew boats.

Finally, as Dean noted, although there is a $200 million share buy-back authorization in place we were not buyers of our own stock in second quarter despite our view that Tidewater is a very attractive investment at recent stock prices. We continue to evaluate a wide range of options including additional new builds, one off vessel and fleet acquisitions and selective corporate opportunities. Again, in the current environment we believe that our strong financial profile provides Tidewater with a degree of strategic optionality that others in our sector may not enjoy. Wrapping up my comments, in the near term we expect to be cautious in regards to investments and acquisitions. However, if our rather bullish operating outlook remains unchanged in the coming months and if access to capital is not a significant constraint, we would expect to be opportunistic, if not assertive, in terms of our fleet renewal program and our growth agenda. With that I will turn it back to Dean Taylor.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Quinn. While Quinn has detailed our solid operational and financial performance in the last quarter I suspect most listeners on this call are more interested in our assessment of the future. As I mentioned at the outset of the call these are certainly amazing times. We know that the future will not be as we thought it would be nearly 90 days ago. Weaker global economic activity has already taken it’s toll on oil and gas prices. We believe our customers will be reassessing their spending plans going forward but believe that they will do so cautiously as we are. It’s our belief that many of our larger customers will stay the course for now but that those with either neutral or negative cash flows will be adjusting their activity to be more in line with their ability to self fund projects.

That said I would like to point out that Tidewater’s global footprint is a significant asset in helping us to be better prepared to weather economic turbulence. Our long history as most of the major world-wide offshore oil and gas regions is another strength upon which we should be able to rely. While some geographic markets will be more impacted than others from the challenges that may arise, we have the operational flexibility to ship vessels from region to region to address them. Importantly we also have the financial capability to fund those ships. In Tidewater’s long history of serving the international oil and gas industry we have lived through other turbulent periods such as the industry depression of the 1980s and the early 1990s the Dead Sea period in the Gulf of Mexico when natural gas prices fell below $1 in MCF. More recently we experienced a 1997, 1998 market collapse as crude oil prices fell to $10 a barrel, in response to the Asian currency crisis. Each time Tidewater emerged from those turbulent times a better in stronger company. I fully expect we will do so again this time.

And I expect that there will be some nice opportunities for us to expand while others may need to contract. How can we do that? It will be because we have entered this period with a strong balance sheet. As Quinn said, net debt as a percentage of total invested cap remains at about 7% and we continue to generate strong cash flow. We still have an unutilized $200 million share repurchase authorization. Most importantly, we have retained our financial flexibility which we believe will enable Tidewater to capitalize on whatever future business opportunities that may appear. We’ve systematically worked to do renew our fleet and we now possess the largest number of new vessels in the industry. Quinn pointed out we have commitments to add 57 new vessels to our fleet over the next two plus years, which we believe at present market economics we can finance out of our future cash flows, available cash and our existing undrawn $300 million revolving credit facility. Rest assured that we will monitor our fleet renewal plan and are prepared to make whatever adjustments are appropriate given our assessment of future industry conditions, our cash flows and available opportunities. The senior management team and the 8,000 plus worldwide employees of Tidewater remain focused on delivering the quality of service and support that our clients are accustomed to receiving.

Our strategy for the future recently characterized perhaps as overly conservative remains unchanged and appropriate for the current environment. We will continue to strive to provide the safest offshore working environment for our customers and employees. We will guard our solid financial position while remaining prepared to utilize our balance sheet and our financial flexibility to capitalize on future business opportunities to grow Tidewater. We will work hard to provide an attractive financial return for our shareholders and our recently increased quarterly dividend demonstrates this commitment. While we may be in the middle of a global financial maelstrom right now, Tidewater fully anticipates exiting from it a stronger and better company. Let me end here and ask that the phone lines be opened for your questions. Janice?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Jim Crandell, Barkleys Capital.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi Jim

Jim Crandell - Barkleys’ Capital - Analyst

Good morning, Dean. Dean, first question is what are you seeing in terms of a more active interest on the part of new vessel builders in terms of inquiries to sell their vessels to you and what evidence do you have any guess at this point that certain vessel builders are running into financial issues?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, Jim, we’ve seen a lot of, to answer your first question, a lot of evidence and regarding seeing one Norwegian shipyard declare bankruptcy, but Steve is here, Steve deals with this stuff every day and is probably better prepared to give a more specific answer than I am, so let me pass the microphone to him, please.

Steve Dick - Tidewater - EVP

Morning, Jim. We are seeing an increase in the shipyards coming to us with possibilities trying to develop sales. Some of it is a result of people who have made or placed the orders, I think some of the financial crisis is affecting them in funding what they need to fund. But I haven’t seen it translate very much into making the offers a lot more competitive. But we are getting a lot of it. My guess is that there’s been some cancellations of some options that are further out that will not be taken up by builders but I think we are just beginning to see some of this play out and my expectation is we are going to start seeing a lot more offers coming in and having the availability of the equipment.

Jim Crandell - Barkleys’ Capital - Analyst

Steve, to summarize what you said, you are getting a lot more contact with them but their prices really haven’t changed much from what you’ve experienced over the last six to 12 months?

Steve Dick - Tidewater - EVP

That’s correct. There’s a little bit of softening, there’s more room for negotiation is how it’s put in some cases, but it hasn’t been significant in changing what the market is at the moment.

Dean Taylor - Tidewater - Chairman, President, CEO

I feel like, Jim, just to amplify that just a tad, I feel like pricing is on the precipice, I really feel like we are likely to see prices for asked equipment move pretty dramatically pretty soon. I think I would qualify Steve’s remarks with that.

Jim Crandell - Barkleys’ Capital - Analyst

Dean, do you have any senses, I’m sure you have a sense-- but what is your estimate for the 700 plus vessels that are being built today, how many of those might be spec vessels and not owned by operators around the world?

Dean Taylor - Tidewater - Chairman, President, CEO

I would guess about 150, Jim, unlike in the 80s which you and I can both remember, there’s not been nearly as much equipment ordered on speculation at this time as there was in the early 80s. Most of the equipment that’s been ordered has been ordered by established operators. Nevertheless there are a number of KSs. in Germany and Norway and there’s some Far Eastern shipyards that have built on speculation. I would guess about 150 units.

Jim Crandell - Barkleys’ Capital - Analyst

Dean and Steve, would you expect that in addition to these 150 built on speculation that certain vessel owners may have gotten themselves too leveraged and you may see these companies show interest in selling as well?

Steve Dick - Tidewater - EVP

Yes.

Jim Crandell - Barkleys’ Capital - Analyst

Okay. Would those be primarily Scandinavian firms or is it a global phenomenon.

Dean Taylor - Tidewater - Chairman, President, CEO

Jim, I was reading Trade Winds this morning, they had a couple of Scandinavian firms that didn’t have very good results and the shipyard what was surprising is that the one shipyard that had declared bankruptcy is Norwegian. We’ve heard some rumors that another Norwegian shipyard is about ready to declare bankruptcy so that would be part, but I think the going to be spread around pretty evenly. Steve, would you agree with that?

Steve Dick - Tidewater - EVP

Yes, I think it will as well as again in the Far East there’s been some people who have stretched themselves a little bit and leveraged themselves out, so I think we will be getting some signals from just about everywhere.

Jim Crandell - Barkleys’ Capital - Analyst

Okay, very interesting. Thank you.

Operator

Your next question from Judd Bailey of Jeffries and Company.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi Judd.

Judson Bailey - Jefferies & Co. - Analyst

Good morning, Dean. Question for next year when you look at the commodity price environment, outside of the Gulf of Mexico is there any particular region you are more concerned with your customers in maybe scaling back their budgets going forward?

Dean Taylor - Tidewater - Chairman, President, CEO

Not really.

Judson Bailey - Jefferies & Co. - Analyst

Outside of the Gulf there are some regions that would be sensitive to some of the independence or even national companies that could alter their spending plans?

Dean Taylor - Tidewater - Chairman, President, CEO

We are not seeing it yet, Judd, and I guess. If I had to pick one it would probably be the Middle East although Middle East is more a function of too much local competition and too much political influence. Maybe Southeast Asia maybe some of the independence are out of the Southeast Asia but, I’m not-- to the contrary I think in fact some regions should actually because of just sort of internal political issues have to increase activity. So. No, I’m not concerned about any one particular region. If I had to pick one it would be the Middle East.

Judson Bailey - Jefferies & Co. - Analyst

And you mentioned in your prepared comments you were going to be a bit cautious I believe going forward just given the credit environment and what not. Is there anything in particular that you would wait-- that you would, want to see before you get more aggressive perhaps on the M&A front or be more as aggressive in going after some of these vessels that are under construction and maybe sold off at distress prices?

Dean Taylor - Tidewater - Chairman, President, CEO

It’s sort of like being a good stock picker, Judd, the fundamentals are pretty simple, buy low and sell high. Most of the stuff you can do by feel and nothing in particular that I want to outline over the call but we’ll know when we see some good deal. Steve knows when he sees a good deal. He can smell one and we will know when we see one in terms of an acquisition opportunity.

We then, it’s funny, we were slow on the draw in terms of-- in the uptick and it looks like that may have paid off for us because I think we are going to have some much better opportunities as time goes forward. We will know when we see it and we’ll feel it and to try to define it specifically I think would probably be an injustice to both ourselves and the opportunities so let me leave it at that.

Judson Bailey - Jefferies & Co. - Analyst

Okay. And, if I may my last question would be any update on what’s going on in Brazil as far as their plans to ramp up spending (inaudible). There’s been a bit of mixed signals coming out but has there been any change on their vessel needs going forward?

Dean Taylor - Tidewater - Chairman, President, CEO

I am seeing the same mixed signals that you are, Judd, but I would say this having run our business in Brazil in the early 80s and experienced a pretty severe downturn back then, whether this will be the same or not I don’t know but I would guess that Brazilian activity will remain robust. Now what will be challenging activity from Petro Brass and from the majors that are down there. What I think will be challenged will be the ability of shipyards to get funding to meet some of the commitments in terms of the FPSOs, FSOs. the drilling rigs and the boats and the National Development Bank of Brazil has said it is going to fund what it said it was going to fund, so at least the word is from them that they continue to be able and willing to finance some of the activity but I think that’s going to be challenged.

I think the financial markets as a whole will be challenged and I think that will apply as well to the Brazilian financing opportunities in Brazil. So I think the activity will be robust because Brazil needs it to be robust. They don’t want to be net importers of product. And their economy is such that they need to be active in order for them to fulfill their own needs. But whether the financial markets will be able to finance all the locally built construction that was previously advertised I would sort of doubt it.

Judson Bailey - Jefferies & Co. - Analyst

Great. Thank you.

Operator

Your next question comes from Pierre Conner of Capital One.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Pierre

Pierre Conner - Capital One - Analyst

Good morning, gentlemen. First question about the ability to move vessels in different geographic regions without tipping off competitors where you might be (inaudible) so you have three in the quarter left the Gulf of Mexico. What is your outlook for the current quarter? Do you have some open tenders you could move more equipment or what would be your perspective on that?

Dean Taylor - Tidewater - Chairman, President, CEO

Pierre, our Gulf of Mexico equipment except for deep water equipment doesn’t translate that well into foreign markets. There are some opportunities in West Africa and the Middle East and in Southeast Asia where we can move sort of shallow water equipment from the Gulf of Mexico out of the Gulf of Mexico to other markets. But they come up sporadically. I can’t think of any offhand that we are working on right now to move any from any shallow water equipment from the Gulf to other areas.

But I actually am of the belief that shallow water activity is going to increase in the Gulf this quarter because of hurricane related activity. So we would evaluate each opportunity on an ad hoc basis. I think it would be more likely that we would be looking to keep our equipment in the Gulf for the time being because rates are doing nicely and we think there is going to be at least for the time being a fair amount of activity here.

Pierre Conner - Capital One - Analyst

Okay, Related at one of the areas of cost that you didn’t mention, Quinn, was the fuel lube and supplies and (inaudible) vessels are moving between regions that fuel is on you. Was there an impact in the quarter associated with these three vessels or was that strictly just inflation on the fuel that you do carry?

Quinn Fanning - Tidewater - CFO

I think I had mentioned that the operating expenses associated with the new deliveries was really across the cost categories which would have included fuel. So more of that impact then.

Pierre Conner - Capital One - Analyst

Okay. Thanks. The last topic, Dean, is on your order book, the 57 vessels you have coming I’m assuming you are in discussion about contracting those. Can you give us some color on what of those are say letter of intent or contracted numbers or percentages, to what degree?

Quinn Fanning - Tidewater - CFO

Pierre we don’t like to contract vessels too early in the process because with some customers you get yourself in a penalty situation and what with shipyard deliveries being somewhat not always as firm as we would like them to be, we don’t like to put ourselves in a position of having a contract but being-- relying upon the shipyard to deliver the vessels in time for the contract. What I can say is that we’ve delivered roughly 140 vessels in the last three years, three to four years. And everyone has come out and gone to a contract and most of the time to a term contract at pretty good rates.

Dean Taylor - Tidewater - Chairman, President, CEO

Of the once that are delivering 52% of those deliveries this year have contracts.

Quinn Fanning - Tidewater - CFO

Steve is pointing out, go ahead, Steve.

Steve Dick - Tidewater - EVP

Of the vessels that are delivering this year the once that have already delivered and the 15 that remain, of that group, 52% of that group is contracted for some term.

Pierre Conner - Capital One - Analyst

All right. Okay. That’s helpful, Steve.

Dean Taylor - Tidewater - Chairman, President, CEO

Let me emphasize, Pierre, the emphasis I would hope would be that we expect everyone to go into a contract by the time that they are delivered.

Steve Dick - Tidewater - EVP

That’s correct.

Pierre Conner - Capital One - Analyst

I understand.

Quinn Fanning - Tidewater - CFO

Pierre, of the 15 that are being delivered I think the schedule that was put out this morning as part of our press release is five are expected to be delivered in this December quarter and ten in the March quarter. So following Dean’s comments of us trying to wait kind of as long as we can to contract these vessels with ten of these coming in that March quarter we would be getting to the point now of starting to get those under contract. So kind of consider all of that in coming to whatever conclusion you may have.

Pierre Conner - Capital One - Analyst

Well, now that we’ve opened it up a little bit and I’ll end, but relative to your term contract and I think this is a topic in the market because we all don’t know how much slow down there will be but where customers might turn back activity, what can you say about the strength of your term contracts, Dean, sort of anything relative to sort of an average duration and in an international market and again exclude-- I understand the Gulf, but what is an average duration or are we in two years and what kind of strength is in the contract rate wise and level of activity?

Dean Taylor - Tidewater - Chairman, President, CEO

Pierre, I’ll answer it this way. We have as good of contract coverage today as we had three months ago, three months before that, three months before that, three months before that. So we’ve not seen anything to date that would indicate that our contract coverage is weakening. We have about-- I won’t get too precise but we have over 50% of our fleet contracted for the next year. And we expect, we expect at least for the intermediate term to be able to continue to report those numbers. Of course, a lot depends. We can have somebody with a firm contract come to us and say, Dean, we like you and we like your company but we need some help and we understand we have a firm contract but we need some help from you. And depending upon the customer we would need to evaluate whether we would try to give them some help or not.

But we are not seeing any of that right now, Pierre. Now whether that comes three months from now, six months from now, nine months from now, that’s going to be hard to say but a lot of it will depend on the depth and breath of the economic turmoil as we go forward.

Pierre Conner - Capital One - Analyst

All right, thanks for the perspective, gentlemen.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Pierre.

Operator

Your next question comes from Richard Sanchez of ODS Petro Capital

Dean Taylor - Tidewater - Chairman, President, CEO

Hello, Richard.

Richard Sanchez - IDS Petro Capital - Analyst

Good morning, I was wondering are you expecting any delays or early delivery in existing new build schedule?

Dean Taylor - Tidewater - Chairman, President, CEO

We’ve, the revised schedules we’ve had, we’ve had some vessels in the Far East that did experience some delays and we’ve got the new delivery dates for those vessels and they all look to be on track at the moment. And we also did have, we are building some vessels in Europe as well and we have some early delivery on two of those vessels. It’s certainly the new deliveries didn’t outstrip the later deliveries but there is some good news in deliveries.

Steve Dick - Tidewater - EVP

Richard, nothing significant.

Richard Sanchez - IDS Petro Capital - Analyst

Okay

Steve Dick - Tidewater - EVP

Nothing significant in either direction I recollect

Dean Taylor - Tidewater - Chairman, President, CEO

It’s not because the cost was more. It’s more of a case that the shipyards having booked more work than they can handle and it’s pushing out the deliveries a little bit.

Richard Sanchez - IDS Petro Capital - Analyst

Did you say that there would be no additional new builds announced this quarter?

Dean Taylor - Tidewater - Chairman, President, CEO

We said that we had made no additional commitments this quarter. We said that that was just a matter of timing and was not a matter of change of approach. I was wondering.

Quinn Fanning - Tidewater - CFO

And the comment relates to the September quarter. It was not a comment with regards to our plans prospectively.

Richard Sanchez - IDS Petro Capital - Analyst

Okay, I was wondering if you guys had any feelings on the announcements of possible E navigation rules coming out of the IMO? I understand it’s still in development?

Dean Taylor - Tidewater - Chairman, President, CEO

I think we are going to wait until that defines itself a little bit better before we make any comments.

Richard Sanchez - IDS Petro Capital - Analyst

Okay. All right. Well, thank you very much for your help, gentlemen.

Dean Taylor - Tidewater - Chairman, President, CEO

Okay, Richard. Thank you very much.

Operator

Your next question from [Dan Boyd of Goldman Sachs.]

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Dan.

Dan Boyd - Goldman Sachs - Analyst

Hi, how are you? Of the 50% of your fleet that’s contracted over the next year can you comment on how the average day rate compares to what you reported this quarter?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we did comment on rates in Quinn’s remarks. I think we will just leave it there. I mean the rates have been— I will look retrospectively rather than prospectively. If you look at our rates over the last year they’ve increased substantially and then I think as of right now rates are up from the end of the quarter. But what we want to say in terms of where they are for the next year I think we will leave that for future conference calls.

Dan Boyd - Goldman Sachs - Analyst

Okay. And then on the 57 new builds that you currently have planned is there any flexibility in there if the markets deteriorates materially could you cancel some of those? Is there any room to renegotiate vessels that are going to be delivered late from the shipyards?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, I’m sure that there’s probably some room for something but we believe in commitments and we hold the shipyards feet to the fire when they don’t meet their commitments and we would expect them to hold our feet to the fire if for whatever reason things turned really bad and it would be a subject of negotiation as it is a subject of negotiation when they can’t deliver on their end. But we intend to take delivery of those 57 ships and we intend to pay the prices for which we contracted them.

Dan Boyd - Goldman Sachs - Analyst

Okay. Thanks.

Operator

Your next question is from Daniel Burke of Johnson Rice.

Dean Taylor - Tidewater - Chairman, President, CEO

Hey, Daniel.

Daniel Burke - Johnson Rice - Analyst

Good morning, guys. Just a couple specific questions yet but on this dry dock issue that cropped up in the quarter, is it taking you longer to get vessels out of dry dock and thus that causes you a structural issue or did you have a couple of unexpected things coming up to that explain that variance in the quarter?

Quinn Fanning - Tidewater - CFO

There’s a little bit of both I guess, there’s always the unexpected or emergency dry dock but I think what we’ve been challenged by is both shipyard inflation and also number of days off hire. What we’ve-- I think done a better job at recently is tracking it on a somewhat granular basis so we can at least have the information allows us to be more real time in terms of reactions. But, the cost item in particular we were talking about-- the operating cost item was actually moving in the right direction relative to last quarter by about $3.1 million, really just not to the extent that we had anticipated it would in our prior quarters guidance.

Dean Taylor - Tidewater - Chairman, President, CEO

And part of that Daniel was related to vessels, a different number of vessels being dry docked than we had forecasted at least internally. We ended up dry docking more consequently the dry docking costs went up. Some of those were emergency. Some of those were for convenience. But we actually dry docked more vessels than we had anticipated dry docking.

Steve Dick - Tidewater - EVP

Daniel, some of those as is always the case in a quarter, actually consisted of accelerations of dry docks for whatever the reasons that we decided to do it from future quarters into this quarter. So as we always talk about that’s, it’s a very moving target of moving some dry docks up, moving some back, having said excesses on some, so it’s really a mixed bag as Quinn had said.

Quinn Fanning - Tidewater - CFO

But obviously the size of the vessel has a lot to do with the cost of the dry dock from where we sit today we’ve had 2400 days off hire approximately for the last two quarters. The expectation is back ends of the year is that that number is going to come down and with it the days off hire and the loss revenue obviously. But we continue to work on the cost side and that’s really just a work in process at this point.

Daniel Burke - Johnson Rice - Analyst

That’s useful. And then, one last question, Dean, you’re going to be opportunistic but you also used the word cautious. Does the word cautious really apply to the pacing of any decisions you could make or does it also apply to magnitude? Is the $1 billion per year still a threshold you are comfortable with or is that a little bit less comfortable number as a ceiling?

Dean Taylor - Tidewater - Chairman, President, CEO

On a cash basis I would say we are less comfortable with that number, on an equity basis--, on an equity basis probably less comfortable as well, simply because our equity isn’t worth as much as it was. In general I think, Daniel, if the right opportunity presents itself I don’t think we are going to be limited either by equity or cash to be able to fund it. Now there’s probably one that I would like to do that we would probably have to be done on an all equity basis simply because it would be too big to fund by cash. But the $1 billion was set at a different time. No one envisioned what has subsequently occurred at the time that we set that $1 billion target. So clearly we’ve scaled back our expectations in terms of what we are able to fund at least

Daniel Burke - Johnson Rice - Analyst

That’s useful, thank you. Thank you.

Operator

Your next question is from [Aaron Gearum] of Credit Suisse,.

Aaron Gearum - Credit Suisse - Analyst

Good morning, guys. I was wondering if you could comment on any changes or reductions to replacement costs from shipyards given a changes obviously in lower raw material costs, et cetera, for new vessels?

Dean Taylor - Tidewater - Chairman, President, CEO

Steve was talking to me this morning about an opportunity in Europe where some people weren’t nearly quite as impressed with their equipment as they had been theretofore so, Steve?

Steve Dick - Tidewater - EVP

I think particularly with what’s going on now there is going to be some opportunities for us, as Dean mentioned, just today there was a price point for a vessel and it couldn’t be broached and that’s what it is and all of a sudden there’s more interest and let’s talk about it and see what we can do. So I think that’s going to happen probably across the board. It’s just the timing, who knows what the timing is but there will be some timing to it and I think we are going to have some nice opportunities to be able to manage some acquisitions.

Aaron Gearum - Credit Suisse - Analyst

That’s fair enough. Quinn, in terms of the guidance, it looked like from what I had in my model it was 150 or a couple hundred basis points lower than you provided last quarter. Is that just from assuming higher costs or did you think-- are you using lower day rate assumptions?

Quinn Fanning - Tidewater - CFO

You are talking about guidance in regard to the cash operating margins?

Aaron Gearum - Credit Suisse - Analyst

Yes.

Quinn Fanning - Tidewater - CFO

The primary driver is the revised cost guidance. We remain bullish if we can use that word in regards today rate trends but there is not substantial movement in our assumptions on the topline in order to get the margin numbers that were provided. I think what you’ll see over the next couple of quarters is upside potential in terms of operating margin that will ultimately will be driven by progress that we will make or not make in regards to cost relative to that $175 million midpoint estimate.

Aaron Gearum - Credit Suisse - Analyst

Okay. In terms of vessel sales, any feeling of how many sales you could have this quarter and what the gain, and an estimate for the gain?

Quinn Fanning - Tidewater - CFO

We won’t provide guidance on a go forward basis. We had indicated that the average that we’ve experienced over the last eight quarters was about $4.9 million of gains to get some granularity in terms what have we’ve done the last two quarters so you can see the P&L to see what the gain numbers are, those were $10.4, and $5.9 million for the 6/30 and 9/30 quarters respectively. The associated proceeds from that was 12.1, and $8.5 million. It’s impossible to forecast what the proceeds or the gains will be on a go forward basis but at least where we sit today the activity levels are pretty solid and it’s obviously early but we have no expectation of a dramatic surprise relative to the base line average on the upside or the downside at this point.

Aaron Gearum - Credit Suisse - Analyst

Fair enough. Thanks.

Operator

Your next question from [David Griffiths of Copia Capital ]

Dean Taylor - Tidewater - Chairman, President, CEO

Hey, David

David Griffiths - Copia Capital - Analyst

How ya doing, guys? Just a quick question, obviously kind of the equity market risk premium kind of gone through the roof lately given what’s happening with equity prices and I was wondering if that’s changed the way you evaluate investments, not only new builds and potential acquisitions, but also as you look to your current portfolio and you are bringing in ships for extensive dry dockings, just wondering does this accelerate at all the retirement of some of your older vessels, where you kind of take the cash and maybe by back stock or increase the dividend, just wondering if it’s sort of changed your capital budgeting thoughts and what you think kind of your required returns are on the different type of investments you are making in the business?

Dean Taylor - Tidewater - Chairman, President, CEO

It’s a $1 million question, David. What’s the cost of debt and what’s the cost of equity. And it’s a really good question. I think for the time being we are going to-- we’ve increased sort of our hurdle rate in both cases, I won’t evidence what we are using at our hurdle rate but we are an EVA. company, every vessel, every time it goes to dry dock we evaluate the prospective earnings of the vessels versus what it cost to put into dry dock or what we estimate it will cost-- if we don’t get positive EVA out of it we stack the vessel. And we are continuing to do that and we will as on a go forward basis continue to modify what we think is our wack. And-- but I mean I will be grateful to you for any advice as you have for what the cost of equity is these days because I think it depends upon the audience to which I’m speaking it is all over the map. Would you have any ideas?

David Griffiths - Copia Capital - Analyst

I wish I knew. I wish I knew what people wanted on equity these days,

Dean Taylor - Tidewater - Chairman, President, CEO

There are a number of people that believe the sky is falling and if the sky really is falling, we are probably making some decisions that may not prove to be good ones in the long run. We are not of that view. We don’t think the sky is falling. We think longer term that the world will rectify itself and that business that we are in is going to be, to continue to be a good business and we think we are going to provide some really super returns for those people that hang in there, but we could be myopic, we could be. But that’s not our view.

David Griffiths - Copia Capital - Analyst

Has it affected yet any of your decisions that you’ve made kind of on the marginal vessel yet? Has there been a vessel that maybe 12 months ago you would have said, yeah, let’s go ahead and dry dock it, but now you kind of look at your stock price and you look at your cost of capital and you maybe have changed your mind?

Dean Taylor - Tidewater - Chairman, President, CEO

It did affect, we were looking at an acquisition opportunity that it certainly affected our view.

David Griffiths - Copia Capital - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

I don’t think we’ve gotten as granular yet where we’ve decided not dry dock a particular vessel because we felt that the economics didn’t justify it but that’s something that we do on a day by day basis and we may get to that point but at this point we have not done it on a vessel by vessel basis yet. At least we have not passed on an opportunity to extent the live of the a vessel because of what we felt were economics that didn’t justify because of the change of the cost of equity or the cost of debt. Does that make sense?

David Griffiths - Copia Capital - Analyst

It does. You’ve got a great finance guy in Quinn so I’m sure you guys will make the right decision.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you very much.

Operator

You next question is from , Mike Clark, of (inaudible)

Mike Clark Analyst

Good morning, gentlemen, sorry for prolonging the call. Customarily you have given a snapshot of utilization. Can you provide that assuming you have those figures handy?

Quinn Fanning - Tidewater - CFO

Relative to what was reported in the quarter? The schedules obviously are there for the utilization for the quarter in terms of our current numbers relative to that.

Mike Clark Analyst

No, I’m referring to the current numbers.

Quinn Fanning - Tidewater - CFO

That was clarifying your question. So if you’ve got the September numbers the numbers that we are seeing on the leading edge if I can use that term or a quarter or a more recent data points it’s pretty much on line with what we’ve seen that’s reported in the press release and ultimately what you will see in the queue. Talking about tenths of percentage points and things like that.

Mike Clark Analyst

So the current utilization in late October, just want to make sure I understand you, is in line with what you reported for the September quarter?

Quinn Fanning - Tidewater - CFO

I don’t know if I could characterize it as late October but the latest data I have in front of me is very consistent with the September quarter.

Mike Clark Analyst

Got it. Thanks a lot, guys.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks Mike, good talking to you.

Operator

There are no further questions at this time.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you everyone for your interest in our company. We wish you well and God bless you. Thanks.

Operator

This concludes today’s conference. You may now disconnect

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